EXHIBIT 5.2

DEWEY BALLANTINE LLP

1301 Avenue of the Americas

New York, New York 10019-6092

tel 212 259-8000 fax 212 259-6333

Accredited Home Lenders Holding Co.

15090 Avenue of Science

San Diego, California 92128

Ladies and Gentlemen:

We are acting as counsel to Accredited Home Lenders Holding Co., a Delaware corporation (the “Company”), in connection with the filing by the Company and Accredited Mortgage Loan REIT Trust, a Maryland real estate investment trust (“REIT”), of the Registration Statement on Form S-3 (File Nos. 333-117484 and 333-117484-01) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) $100,000,000 aggregate offering price of REIT’s Preferred Shares of Beneficial Interest (the “Preferred Securities”) and (ii) guarantees by the Company of such Preferred Securities (the “Guarantees”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company and the Bylaws of the Company, as amended. Insofar as the statements in this letter relate to factual matters, we have made inquiries of officers of the Company to the extent we have deemed appropriate and have, without investigation, relied upon representations made by the Company and by one or more officers of the Company.

In rendering this opinion, we have assumed the authenticity of all instruments presented to us as originals, the conformity to the originals of all instruments presented to us as copies, the genuineness of all signatures, the competency of all individuals signing all instruments presented to us and the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, instruments, records, certificates and other documents we have reviewed as of their stated dates and as of the date hereof. In addition, we have been advised by the Company of the proceedings taken and proposed to be taken by the Company and REIT in connection with the authorization and issuance of the Preferred Securities by REIT and the authorization and issuance of the Guarantees by the Company in connection therewith, and we have assumed for purposes of this opinion that such proceedings will be timely completed in the manner proposed.

Based upon the foregoing, and in reliance thereon, and subject to the additional limitations and qualifications set forth below, we are of the opinion that, when the terms of any Guarantee have been duly established and approved in the manner contemplated by the Registration Statement and in accordance with applicable law, the instruments relating to such Guarantee have been duly authorized, executed and delivered and the Preferred Securities to which such Guarantee relates have been duly authorized, issued and delivered, and payment therefor has been duly received, such Guarantee will constitute a valid and binding agreement of Accredited, subject to the qualification that the enforceability of the Guarantee will be subject to, and may be limited by, bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

We are members of the Bar of the State of New York, and, in expressing the foregoing opinion, we are not passing upon the laws of any jurisdiction other than the laws of the State of New York and the Delaware General Corporation Law.

Accredited Mortgage Loan REIT Trust

August 5, 2004

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    DEWEY BALLANTINE LLP